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                            ARTICLES SUPPLEMENTARY
                                      OF
                NORTH AMERICAN SENIOR FLOATING RATE FUND, INC.

     North American Senior Floating Rate Fund, Inc., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation is authorized to issue one billion (1,000,000,000) shares of Common Stock, $0.01 par value per share, with an aggregate par value of $10 million, which have been previously classified as follows: four hundred million (400,000,000) shares of Class A Common Stock; three hundred million (300,000,000) shares of Class B Common Stock; and three hundred million (300,000,000) shares of Class C Common Stock (two hundred fifty million (250,000,000) of which shares are designated as shares of New Class C Common Stock). These Articles Supplementary do not increase the total authorized capital stock of the Corporation or the aggregate par value thereof.

     SECOND:  In accordance with Article V of the Charter of the Corporation and
Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has duly reclassified one hundred million (100,000,000) shares of the authorized but unissued shares of the Corporation's Class A Common Stock (par value $0.01 per share) as shares of a newly established separate class of the Corporation, such class being designated as the "Class D Common Stock" of the Corporation.

     THIRD: The shares of Class D Common Stock of the Corporation shall represent the same interest in the Corporation and shall have the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and the terms or conditions of redemption of shares of the Corporation's capital stock, and classes thereof, as set forth in Article V of the Corporation's Charter, or elsewhere in the Corporation's Charter, relating generally to stock of the Corporation and classes thereof, except as follows:

     (a) The dividends and distributions of investment income and capital gains with respect to the shares of Class D Common Stock ("Class D Shares"), shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary as between the Class D Shares and shares of other classes of the Corporation's capital stock to reflect differing allocations of the expenses of the Corporation between the holders of the Class D Shares and the holders of other classes of shares to such extent and for such purposes as the Board of Directors may deem appropriate.

     (b) The Class D Shares of the Corporation may be issued and sold subject to such sales loads or charges, whether initial, deferred or contingent, or any combination thereof, and to such expenses and fees
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     (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administrative or service agreement, plan or other arrangement, however designated) and to such account size requirements, which may be different from the sales loads, charges, expenses, fees or account size requirements of the other classes of shares of the Corporation, all as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law, and as reflected in the Prospectus offering Class D Shares, current at the time such shares are issued (the "Current Prospectus)."

     (c) At such times as may be determined by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) in accordance with the Investment Company Act of 1940, as amended, and as reflected in the Current Prospectus, may be automatically converted into shares of another class of capital stock of the Corporation based on the relative net asset value of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, the officers of the Corporation) and reflected in the Current Prospectus.

     FOURTH: The shares described herein have been duly classified or reclassified by the Board of Directors pursuant to the authority and power contained in the Corporation's Charter.

     FIFTH: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent provided by the Charter of the Corporation.

     SIXTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions designating and classifying the capital stock of the Corporation as set forth in these Articles Supplementary.

     IN WITNESS WHEREOF, North American Senior Floating Rate Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on _______, 2001.

WITNESS:                          NORTH AMERICAN SENIOR FLOATING RATE FUND, INC.

                                  By:
By:
    ----------------------------      ----------------------------------
    John I. Fitzgerald                Alice T. Kane
    Secretary                         Chairman and President
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     THE UNDERSIGNED, President of the North American Senior Floating Rate Fund,
Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be in the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                    -------------------------------------
                                    Alice T. Kane